Sky Petroleum Updates Progress on the Mubarek H2 Well

Operator Working on Well to Enhance Production

AUSTIN, TX -- 06/21/2006 -- Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company with a development project in the United Arab Emirates, is pleased to provide an update on the Mubarek H2 well and related activities under its Participation Agreement.

Crescent Petroleum Company International Limited ("Crescent"), the operator of the Mubarek Field, has been testing the H2 well over recent weeks and reports it has completed an analysis of the well performance. As a result, the gas lift design will be adjusted following which production logging will be carried out on the well. Additional analysis of the gas lift design based on actual well conditions, rather than the design assumptions used before drilling, demonstrated the need to adjust the design. It is expected this will solve the well stability problems and enable injection of increased volumes of gas, and potentially could lead to improvements in the production rate of the well.

Following this, a wire-line unit will be used to carry out a Memory Production "MPLT" logging run. This will identify which zones are producing and determine the actual operating condition of the well in terms of pressure, temperature and gas lift valve performance. A further recalculation of the gas lift design will then be carried out and valves will be reset if necessary. Reservoir engineers will also evaluate the results of the MPLT and make recommendations for further work in the well as may be prudent, such as a re-stimulation of any tight zones.

"Crescent's evaluation and testing of the H2 well continues in an effort to stabilize it and maximize production. In parallel Sky is undertaking their own studies to re-evaluate the selection of the target for the second Mubarek well, for which funding has been paid," said Brent Kinney, Chief Executive Officer of Sky Petroleum, Inc. "In addition, we are constantly looking at additional oil and gas opportunities that fit our corporate strategy."

Mubarek Field Program

The Participation Agreement with Crescent gives Sky Petroleum the right to participate in a share of the future production revenue by contributing up to $25 million in drilling and completion costs related to two obligation wells in the Mubarek Field, offshore United Arab Emirates. The $25 million commitment for both wells was fully paid by the end of the first quarter of 2006. It is anticipated the second obligation well will spud in the third quarter of 2006 and be completed within 90 days. On completion of the two obligation wells a further well development program will be evaluated. Sky Petroleum believes that there is potential for 4 additional wells to be drilled and anticipates production from these wells to commence in late 2007 or 2008 subject to a positive evaluation and rig availability.

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com.

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the ability to stabilize the surging of the well, the ability to shut off zones which are producing water, the ability to carry out additional stimulation of the zones producing oil, the accuracy of estimated production rates and the price of crude oil, the accuracy of operating costs and monthly revenue forecasts, the timing and success of other proposed infill drilling programs, the contemplated continued production at the Mubarek Field, if any, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan.

Investor Contact:
Michael Noonan
512-687-3427
mnoonan@skypete.com

Media Contact:
Clint Woods
713-627-2223
cwoods@piercom.com